Exhibit 10.19(e)

[IMPERIAL BANK LETTERHEAD]

April 4, 1996

OPHTHALMIC IMAGING SYSTEMS
221 Lathrop Way, Suite I
Sacramento, CA  95815

Attention:     Mr. Steven R. Verdooner, President
               Mr. Steven C. Lagorio, Director of Finance

Re:  Imperial Bank Loan No. 700000559

Gentlemen:

With reference to the Credit Terms and Conditions with Addendum (collectively referred to as the "Loan Agreement") between Imperial Bank ("Bank") and Ophthalmic Imaging Systems ("Borrower") dated April 12, 1995 in connection with the above-referenced loan ("Loan"), and as amended by letters dated October 11, 1995 and November 1, 1995, the Bank and Borrower hereby modify the Loan Agreement as follows:

     Paragraph 2 of the Addendum to the Loan Agreement, entitled, "Term and Repayment", as previously amended, is deleted in its entirety and is hereby replaced by the following: "The line of credit will require monthly payments of interest through and including July 5, 1996 at which time all outstanding principal, accrued but unpaid interest and other charges thereinafter shall be due and payable in full."

     Borrower shall be subject to the following covenant in addition to the existing covenants: "Loss not to exceed $150,000 in the quarter ending 5-31-96."

     Borrower shall pay Bank a $1,100 fee for this modification, which shall be due and payable upon execution hereof by Borrower.

Except as modified hereby, the Loan Agreement shall remain unaltered and in full force and effect. Please sign below to show your agreement with the foregoing and return an original to me.

Sincerely,

(signed) Thomas D. Jorgensen
Thomas D. Jorgensen
Assistant Vice President
Special Markets Group

Accepted and agreed to:
OPHTHALMIC IMAGING SYSTEMS

By:  (signed) Steven Verdooner

Title:    President

Date:     April 11, 1996